Exhibit 99.1

OncoSec Medical Announces YTD Results as of April 30, 2014

SAN DIEGO — June 13, 2014 — — OncoSec Medical Inc. (OTCQB: ONCS), a company developing its ImmunoPulse DNA-based immunotherapy to treat solid tumors, today announced financial results for the nine months ended April 30, 2014.

FINANCIAL RESULTS

For the nine months ended April 30, 2014, OncoSec Medical reported a net loss of $8.5 million, or $0.05 per share, compared to a net loss of $5.4 million, or $0.05 per share, for the same period last year. There were no revenues for the nine months ended April 30, 2014 or April 30, 2013.

Research and development expenses were $3.9 million for the nine months ended April 30, 2014, compared to $2.4 million for the nine months ended April 30, 2013. This increase in research and development expenses was primarily a result of increased compensation expense, inclusive of increased salary and stock-based compensation expenses as we have expanded our operations and our employee headcount, increased clinical operation costs (pre-clinical development, research and development activities and clinical trials advancement) and costs related to our sponsored research agreements.

General and administrative expenses were $4.5 million for the nine months ended April 30, 2014, compared to $2.9 million for the nine months ended April 30, 2013. This increase in general and administrative expenses was primarily a result of increased compensation expense, increased corporate communications and business development costs and increased legal fees associated with various corporate matters, partially offset by a decrease in travel and conference fees.

At April 30, 2014, we had $24.3 million in cash and cash equivalents, as compared to $5.0 million of cash and cash equivalents at April 30, 2013. Subsequently, on June 6, 2014, we completed a registered public offering of our common stock and warrants to purchase our common stock, resulting in net proceeds of approximately $14.9 million. We expect to use the net proceeds from the offering for general corporate purposes, including clinical trial expenses and research and development expenses.

ACCOMPLISHMENTS THROUGH APRIL 30, 2014

•                  On December 11, 2013, we appointed Dr. Robert Pierce, M.D. as our Chief Medical Officer and Vice President Research and Development.

•                  On April 21, 2014, we appointed Dr. Jean S. Campbell, Ph.D. as Executive Director of Research and Development to oversee our expanded R&D operations in Seattle, Washington.

•                  OMS- I100: Phase 2 Study in Metastatic Melanoma completed enrollment (30 patients) and we added a 21 patient cohort as part of a dosage-intensification study.

•                  OMS-I110: Phase 2 Study in Merkel Cell Carcinoma is nearing enrollment completion.

•                  OMS-I120: Phase 2 Study in Cutaneous T-Cell Lymphoma now includes two of the foremost centers of excellence for this disease—Stanford University and

University of Pennsylvania. In addition, the protocol was amended to broaden the inclusion and exclusion criteria, implement a more patient-friendly treatment design and expand the exploratory endpoints for the trial.

“The nine months into fiscal year 2014 have been very encouraging for the future of our company as we continue to advance our clinical trials and evaluate potential combination therapies with ImmunoPulse” said Punit Dhillon, President and Chief Executive Officer of OncoSec Medical. “In addition, the closing of the June financing will enable us to continue to push ahead with our development strategy.”

About OncoSec Medical Inc.

OncoSec Medical Inc. is a biopharmaceutical company developing its ImmunoPulse immunotherapy to treat solid tumors. OncoSec Medical’s core technology leverages a proprietary electroporation platform to enhance the local delivery and uptake of IL-12 and other DNA-based immune-modulating agents. Clinical studies of ImmunoPulse have demonstrated an acceptable safety profile and preliminary evidence of anti-tumor activity in the treatment of various skin cancers, as well as the potential to initiate a systemic immune response without the systemic toxicities associated with other treatments. OncoSec’s clinical programs currently include three Phase 2 trials targeting metastatic melanoma, Merkel cell carcinoma and cutaneous T-cell lymphoma. As the company continues to evaluate ImmunoPulse in these indications, it is also investigating additional indications and combination therapeutic approaches. For more information, please visit www.oncosec.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause our results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include our ability to raise additional funding, our expectations regarding the use of proceeds we received in the offering, our ability to implement our development strategy, our ability to acquire, develop or commercialize new products, uncertainties inherent in pre-clinical studies and clinical trials, unexpected new data, safety and technical issues, competition, and market conditions. These and additional risks and uncertainties are more fully described in OncoSec Medical’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. OncoSec Medical disclaims any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

CONTACT:

Investor Relations:

Veronica Vallejo, CFO

OncoSec Medical Inc.

855-662-6732

investors@oncosec.com